EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-105706 and 333-034092 of The Hartford Financial Services Group, Inc. on Form S-8 of our report dated June 26, 2006, appearing in this Annual Report on Form 11-K of The Hartford Investment and Savings Plan for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Hartford, Connecticut
June 26, 2006